November 8, 2021

Bubblr Inc.

21 West 46th Street

New York, NY 10036

Re: Bubblr Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel Bubblr Inc., a Wyoming corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), and any amendments thereto, pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering of:

Primary Offering

1.	10,000,000 shares of the Company’s common stock; and

Secondary Offering

2.	(a) 2,059,728 shares of the Company’s common stock, issuable upon the conversion of the principal amount and accrued but unpaid interest under convertible promissory notes for a total conversion amount of $2,440,306; and (b) 33,000 shares of the Company’s common stock, all of which are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”) as set forth in the Registration Statement (the “Resale Shares”).

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.    In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

 Based upon the foregoing, we are of the opinion that:

1.	The shares of common stock to be sold by the Company will be validly issued, fully paid and non-assessable and will be a binding obligation of the Company under the law of the State of Wyoming when issued by the Company if the consideration for the shares described in the prospectus is received by the Company.

2.	Assuming that the convertible notes are converted into common shares pursuant to the terms of such applicable notes, the Resale Shares to be issued will be validly issued, fully paid and non-assessable.
6.	The Resale Shares represented by 33,000 issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

This opinion is based on Wyoming general corporate law, including the statutory provisions, all applicable provisions of the Wyoming constitution and reported judicial decisions interpreting those laws.

Very truly yours,

/s/ The Doney Law Firm

CONSENT

WE HEREBY CONSENT to the use of the firm’s opinion and reference in “Experts” in connection with the Registration Statement on Form S-1 Registration Statement and any amendments thereto filed with the Securities and Exchange Commission as counsel for the registrant, Bubblr Inc.

Very truly yours,

/s/ The Doney Law Firm

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